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                                                                    Exhibit 99.1



                                 Contact:  Ed Christensen/ Katie Whalen
                                           Culligan Water Technologies
                                           (847) 205-5706

FOR IMMEDIATE RELEASE

        CULLIGAN WATER TECHNOLOGIES COMPLETES ACQUISITION OF THE WATER
                      FILTRATION BUSINESS OF AMETEK, INC.

Northbrook, Illinois  August 1, 1997 - Culligan Water Technologies, Inc. (NYSE:
CUL) announced that it had completed the acquisition of the water filtration business of Ametek, Inc. in a stock merger transaction. As a result, Ametek's water filtration business will become a wholly owned subsidiary of Culligan, and Ametek's stockholders will receive an aggregate of 3,466,667 shares of Culligan common stock.

Ametek's water filtration business manufactures and markets point-of-use water filtration and treatment products under the Ametek, Plymouth, American Plumber and other brand names. It is a leading supplier of a wide range of water filtration products to the DIY, plumbing wholesale, commercial/industrial and water treatment markets. Ametek's water filtration business' current channels of distribution offer the opportunity to sell added Culligan manufactured products into these new channels.

Douglas A. Pertz, Culligan's President and Chief Executive Officer, said, "We are extremely pleased to have completed this acquisition and welcome Ametek stockholders to our stockholder base. Ametek's water filtration business is a logical, synergistic fit with our current business. Combining two of the strongest brands and leading product lines in the business gives us an excellent opportunity to accelerate growth in the retail marketplace and through new distribution channels. This acquisition gives Culligan expanded market reach, industry-leading products and increased growth potential utilizing two well-known brand names. We expect the acquisition to offer significant synergies and enhanced growth potential."

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          Culligan Water Technologies, Inc. is one of the world's leading manufacturers and distributors of water purification and treatment products for retail, household, bottled water, commercial and industrial applications. Culligan has been a leader in the water purification and treatment business since 1936, and its Culligan(R), Everpure(R), and Bruner(R) brands are among the most recognized in the industry.


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